Exhibit A

JOINT FILING AGREEMENT

The undersigned agree that this Schedule 13G Amendment No. 4 dated August 14, 2025 relating to the Common Stock, $0.01 par value per share, of American Public Education, Inc. shall be filed on behalf of the undersigned.

REDWOOD CAPITAL MANAGEMENT, LLC By: Redwood Capital Management Holdings, LP, its sole member By: Double Twins K, LLC, its general partner By: /s/ Ruben Kliksberg
Name: Ruben Kliksberg
Title: Managing Member

REDWOOD CAPITAL MANAGEMENT HOLDINGS, LP By: Double Twins K, LLC, its general partner By: /s/ Ruben Kliksberg
Name: Ruben Kliksberg
Title: Managing Member

DOUBLE TWINS K, LLC By: /s/ Ruben Kliksberg
Name: Ruben Kliksberg
Title: Managing Member

REDWOOD MASTER FUND, LTD.

By: Redwood Capital Management, LLC, its investment manager

By: Redwood Capital Management Holdings, LP, its sole member

By: Double Twins K, LLC, its general partner

By: /s/ Ruben Kliksberg

Name: Ruben Kliksberg

Title: Managing Member

RUBEN KLIKSBERG By: /s/ Ruben Kliksberg